 Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

Dated as of January 8, 2021

between

FERRELLGAS PARTNERS, L.P.,
as the Borrower,

and

FERRELLGAS, L.P.,
as the Lender

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5.13. Insurance	19
5.14. Taxes	20
5.15. Compliance with ERISA	20
5.16. Equity Interests	20
5.17. Investment Company Act; Margin Regulations	21
5.18. Disclosure	21
5.19. Intellectual Property	21
5.20. Licenses and Permits	21
5.21. Cybersecurity; Data Protection	22
5.22. No Unlawful Payments	22
5.23. Compliance with Anti-Money Laundering Laws	23
5.24. No Conflicts with Sanctions Laws	23
Article VI. AFFIRMATIVE COVENANTS	23
6.01. Reports and Financial Statements	23
6.02. Certificates; Other Information	24
6.03. Notices	24
6.04. Payment of Obligations	25
6.05. Preservation of Existence, Etc	25
6.06. Compliance with Laws	25
6.07. Books and Records	25
6.08. Inspection Rights	25
6.09. Use of Proceeds	26
6.10. Lender’s Claims Unimpaired and Reinstated	26
6.11. OFAC; PATRIOT Act Compliance	26
6.12. Further Assurances	26
Article VII. NEGATIVE COVENANTS	26
7.01. Liens	26
7.02. Loans, Investments and Other Obligations	26
7.03. Indebtedness	27
7.04. Fundamental Changes	27
7.05. Dispositions	27
7.06. Restricted Payments	27
7.07. Use of Proceeds	27
7.08. Change in Fiscal Year	27

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Article VIII. EVENTS OF DEFAULT AND REMEDIES	27
8.01. Events of Default	27
8.02. Remedies Upon Event of Default	29
8.03. Application of Funds	29
Article IX. MISCELLANEOUS	30
9.01. Amendments, Etc	30
9.02. Notices; Effectiveness; Electronic Communication	30
9.03. No Waiver; Cumulative Remedies	31
9.04. Expenses; Indemnity; Damage Waiver	31
9.05. Payments Set Aside	32
9.06. Successors and Assigns	33
9.07. Right of Setoff	33
9.08. Interest Rate Limitation	33
9.09. Counterparts; Integration; Effectiveness	34
9.10. Survival of Representations and Warranties	34
9.11. Severability	34
9.12. Governing Law; Jurisdiction; Etc	34
9.13. Waiver of Jury Trial	35
9.14. No Advisory or Fiduciary Responsibility	36
9.15. Electronic Execution of Assignments and Certain Other Documents	36
9.16. USA PATRIOT Act	36
9.17. Time of the Essence	36

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SCHEDULES

5.01	Subsidiaries

9.02	Certain Addresses for Notices

-iv-

TERM Loan CREDIT Agreement

This Term Loan Credit Agreement dated as of January 8, 2021, is between Ferrellgas Partners, L.P., a Delaware limited partnership (the “Borrower”), and Ferrellgas, L.P., a Delaware limited partnership (the “Lender”).

The Borrower has requested that the Lender provide a term loan, and the Lender is willing to do so on the terms and conditions set forth herein.

Therefore, the Borrower and the Lender agree as follows:

Article I.
DEFINITIONS AND ACCOUNTING TERMS

1.01.        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2020 Indenture” means the Indenture, dated as of April 13, 2010 (as amended, modified or supplemented including pursuant to the supplements dated April 13, 2010 and January 30, 2017), among the Borrower and Ferrellgas Partners Finance Corp., as issuers, and U.S. Bank National Association, as trustee, pursuant to which the 2020 Notes were issued.

“2020 Notes” means the 8.625% Senior Notes due June 15, 2020 issued by the Borrower and Ferrellgas Partners Finance Corp.

“Additional PIK Principal” has the meaning specified in Section 2.04(b).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Term Loan Credit Agreement.

“Anti-Money Laundering Laws” has the meaning specified in Section 5.23.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended July 31, 2020, and the related consolidated statements of operations, comprehensive income (loss), partners’ deficit and cash flows for such Fiscal Year, including the notes thereto.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended.

“Board of Directors” means the Board of Directors of Ferrellgas, Inc., the general partner of the Borrower.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Wilmington, Delaware or the state where the Lender is located.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Flow Forecast” has the meaning specified in Section 4.01(a)(vii).

“Change of Control” means, except for and excluding the transactions contemplated by or necessary to effectuate the TSA, any of the following: (a) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, but excluding (i) the General Partner or any of its direct or indirect subsidiaries, (ii) any employee benefit plans of the General Partner or (iii) a corporation owned, directly or indirectly, by the stockholders of the General Partner in substantially the same proportions as their ownership of stock of the General Partner, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the General Partner representing 33% or more of the combined voting power of the General Partner’s then outstanding securities (not including in the securities beneficially owned by such person or group of persons any securities acquired directly from the General Partner or its Affiliates); (b) the consummation of a merger or consolidation of the General Partner or any direct or indirect subsidiary of the General Partner with any other corporation or other entity regardless of which entity is the survivor, other than (i) a merger or consolidation that would result in the voting securities of the General Partner outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the then outstanding voting securities of such surviving entity or any parent thereof, calculated immediately after such merger or consolidation or (ii) a merger or consolidation that would result in one or more GP Related Parties owning more than 50% of the combined voting power of the then outstanding voting securities of the surviving entity or any parent thereof; (c) the stockholders of the General Partner approve a plan of complete liquidation or winding-up of the General Partner or there is consummated an agreement for the sale or disposition by the General Partner of all or substantially all of the General Partner’s assets, provided, however, that a sale of the General Partner’s search business shall not constitute a Change in Control, regardless of whether stockholders approve the transaction; and provided, further, that no sale of all or substantially all the General Partner’s assets shall constitute a Change in Control if the sale is to a GP Related Party; (d) the majority of the seats (other than vacant seats) on the Board of Directors (or similar governing body) of the General Partner (or its direct or indirect parent holding company) ceases to be occupied by Persons who either (i) were members of the Board of Directors of the Company (or its direct or indirect parent holding company) as of the Closing Date or (ii) subsequently became a director of the General Partner and whose initial election or initial nomination for election by the General Partner’s shareholders was approved by a majority of the Continuing Directors then on the Board of Directors of the General Partner; (e) Ferrell Companies, Inc. ceases to beneficially own and control, directly or indirectly, at least 51% on a fully diluted basis of the aggregate economic interests in the capital stock of the General Partner; (f) the General Partner ceases to be the general partner with power to manage the Borrower; or (g) the Borrower ceases to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the aggregate limited partnership interests in Ferrellgas, L.P. (other than, to the extent applicable, any “New Senior Preferred Units” as defined in the TSA).

The term “Continuing Director” means any person who is a member of the Board of Directors of the General Partner, while such person is a member of the Board of Directors, and who (i) was a member of the Board of Directors on the Closing Date; or (ii) subsequently becomes a member of the Board of Directors, if such person’s nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

The term “GP Related Party” means any of the following: (a) any immediate family member or lineal descendent of James E. Ferrell; (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consists of any one or more of James E. Ferrell or such other Persons referred to in the immediately preceding clause (a); (c) the Ferrell Companies, Inc. Employee Stock Ownership Trust (the “FCI ESOT”); (d) any participant in the FCI ESOT whose account has been allocated shares of Ferrell Companies, Inc.; (e) Ferrell Companies, Inc.; or (f) any subsidiary of Ferrell Companies, Inc.

Notwithstanding anything to the contrary herein, the commencement of the Chapter 11 Cases and other actions permitted to be taken under, and the transactions contemplated by and in compliance with, the TSA shall not constitute a Change of Control.

“Chapter 11 Cases” has the meaning specified in the TSA.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” has the meaning specified in Section 5.15.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means two percent per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was, within the past six years, sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Laws” means any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member, and (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation), (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan or a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (d) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (g) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, or (h) the imposition of a Lien pursuant to ERISA with respect to any Pension Plan.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to the Lender if it has failed to comply with Section 3.01(e)(ii) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Fiscal Year” means the fiscal year adopted by the Borrower from time to time. Except to the extent modified in accordance with Section 7.08, the Fiscal Year of the Borrower ends on July 31.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.

“General Partner” means Ferrellgas, Inc., a Delaware corporation and the general partner of the Borrower.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Capital Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (i) all Guarantees by such Person of obligations of others of the type described in any the foregoing clauses (a) through (h). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.04(b).

“Interest Payment Date” means (a) for the first Interest Payment Date, the later of (i) the fourth Business Day of the sixth month after the Closing Date or (ii) the Effective Date of the Plan (each as defined in the TSA), and (b) for each month after the first Interest Payment Date, the last Business Day of each month until the Maturity Date.

“Interest Rate” has the meaning specified in Section 2.04(a).

“Intellectual Property” has the meaning specified in Section 5.19.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” has the meaning specified in Section 5.21.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement and the Note.

“Material Adverse Effect” means a material adverse effect on the business, properties, management, financial position, results of operations or prospects of the Borrower and its Subsidiaries taken as a whole or on the performance by the Borrower of its obligations under the Loan Documents; provided, that the commencement of the Chapter 11 Cases, the events leading up thereto and other actions permitted to be taken under, and the transactions contemplated by and in compliance with, the TSA shall not constitute a Material Adverse Effect so long as the TSA remains in effect.

“Maturity Date” means July 1, 2022.

“Maximum Rate” has the meaning specified in Section 9.08.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Note” means a promissory note (in the form requested by the Lender) made by the Borrower in favor of the Lender evidencing the Loan.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest is allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organization Documents” means the Borrower’s Certificate of Limited Partnership and its Fifth Amended and Restated Agreement of Limited Partnership dated as of June 5, 2018 and as amended on December 11, 2020.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest (if any) under, or otherwise with respect to this Agreement or any other Loan Document.

“PATRIOT Act” has the meaning specified in Section 9.16.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Data” has the meaning specified in Section 5.21.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates; provided that the Borrower shall not be deemed a Related Party of the Lender.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer, Treasurer, Controller, Vice President or other authorized officer of the Borrower or its General Partner, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Borrower or its General Partner. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower or its General Partner and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or its General Partner.

“Sanctioned Country” has the meaning specified in Section 5.24.

“Sanctioned Person” has the meaning specified in Section 5.24.

“Sanctions” has the meaning specified in Section 5.24.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $1,000,000.

“TSA” means the Transaction Support Agreement, dated as of December 10, 2020, by and among the Borrower, the Lender, the other Company Parties (as defined therein) and the Consenting Lenders (as defined therein).

“United States” and “U.S.” mean the United States of America.

1.02.        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)               Section headings herein and in any other Loan Document are included for convenience of reference only and shall not affect the interpretation of this Agreement or such other Loan Document.

1.03.        Accounting Terms.

(a)               Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)               Changes in GAAP. If at any time any change in GAAP would affect the computation of any requirement set forth herein or in any other Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

1.04.        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Article II.
THE LOAN

2.01.      The Loan. Subject to the terms and conditions set forth herein, the Lender agrees to extend to the Borrower an unsecured, non-amortizing term loan (the “Loan”) in the aggregate principal amount of $19,900,000. The Loan shall be advanced in Dollars in a single advance on the Closing Date by wire transfer of immediately available funds to the account specified by the Borrower to the Lender in writing. The Borrower may not reborrow any amount prepaid or repaid hereunder.

2.02.      Prepayments.

(a)          The Borrower may from time to time voluntarily prepay the Loan in whole or in part without premium or penalty; provided that: (i) each such prepayment must either be in an amount not less than $100,000 or must be for the full remaining balance; and (ii) written notice of such prepayment must be received by the Lender not later than 11:00 a.m. at least three (3) Business Days prior to the date of prepayment. Each such notice shall specify the date and amount of such prepayment. If the Borrower gives such notice, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)          The Borrower shall immediately prepay the Loan in full not later than 30 days following the occurrence of a Change of Control.

2.03.      Repayment of the Loan. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount (including any Additional PIK Principal) of the Loan outstanding on such date.

2.04.      Interest.

(a)          The Loan will bear interest at a rate of 20% per annum (the “Interest Rate”).

(b)          Interest on the Loan shall be due and payable in arrears on each Interest Payment Date. All interest due under this Agreement shall be paid in kind. All interest on the Loan (including, if applicable, additional interest at the Default Rate) shall be added to the outstanding principal amount (the “Additional PIK Principal”) of the Loan. Additional PIK Principal shall be considered principal for all purposes and, without limiting the foregoing, the Additional PIK Principal shall bear interest at the Interest Rate beginning on the date such interest is paid in kind and added to the principal amount of the Loan. Accrued interest shall be added to the outstanding principal amount of the Loan on the last Business Day of each month and, to the extent accrued on any principal amount being repaid or prepaid, on the date of such repayment or prepayment.

(c)          Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)          During the continuance of any Event of Default, the Borrower shall pay interest on the Loan at the Interest Rate plus the Default Rate to the fullest extent permitted by applicable Laws.

2.05.      Computation of Interest. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that if the Loan is repaid on the same day on which it is made it shall, subject to Section 2.07(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.06.      Evidence of Debt. The Loan shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall promptly execute and deliver to the Lender a Note, which shall evidence the Loan in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.

2.07.      Payments Generally.

(a)          All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender’s account (as specified by the Lender may to the Borrower in writing) in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. All payments received by the Lender after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest; provided that the foregoing shall not prohibit the Borrower from making such payment prior to the due date thereof (subject to, in the case of any principal payment, any minimum amount agreed upon by the Borrower and the Lender).

(b)          Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

Article III.
TAXES

3.01.     Taxes.

(a)         Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the deduction or withholding of any Tax, then (i) such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Lender, as the case may be, upon the basis of the information and documentation to be delivered pursuant to clause (e) below, (ii) the Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)         Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)         Tax Indemnification. Without limiting the provisions of clause (a) or (b) above, the Borrower shall, and does hereby, indemnify the Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted on payments to, or paid by, the Lender hereunder, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)         Evidence of Payments. Upon request by the Borrower or the Lender, as the case may be, after any payment of Taxes by the Borrower or by the Lender to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as the case may be.

(e)         Status of Lender; Tax Documentation.

(i)              The Lender shall deliver to the Borrower, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) the Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to the Lender by the Borrower pursuant to this Agreement or otherwise to establish the Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, the Lender shall upon request of the Borrower deliver to the Borrower an executed original of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

(iii)          If a payment made to the Lender hereunder or under any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(iv)          The Lender shall promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f)          Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Lender have any obligation to file for or otherwise pursue any refund of Taxes withheld or deducted from funds paid for the account of the Lender. If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (f) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)         Survival. Each party’s obligations under this Section 3.01 shall survive any assignment of rights by the Lender, and the repayment, satisfaction or discharge of the Loan and any other obligations under any Loan Document.

Article IV.
CONDITIONS PRECEDENT

4.01.     Conditions of the Loan. The obligation of the Lender to make the Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)         The Lender’s receipt of the following, each of which shall be originals or facsimile copies (followed promptly by originals if requested by the Lender) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:

(i)            an executed counterpart of this Agreement from the Borrower;

(ii)           a Note executed by the Borrower, if requested by the Lender;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)          such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the State of Delaware and any other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           favorable opinion of Chipman Brown Cicero & Cole, LLP, addressed to the Lender and covering such matters concerning the Borrower and the Loan Documents as the Lender may reasonably request;

(vi)          a certificate signed by a Responsible Officer certifying (A) that, other than as disclosed to the Lender and except with respect to events or circumstances of which the Lender has knowledge, there has been no event or circumstance since the date of the latest Audited Financial Statements that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) that the representations and warranties of the Borrower contained in Article V are true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date; and (C) that no Default or Event of Default exists or would result from making the Loan on the Closing Date;

(vii)       a budget and cash flow forecast (collectively, the “Cash Flow Forecast”) acceptable to the Lender; and

(viii)      such other assurances, certificates, documents, consents or opinions as the Lender may reasonably require.

Article V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.01.     Organization and Good Standing. The Borrower has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in the jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified, to be in good standing or to have such power or authority, considering all such cases individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Borrower does not own or control, directly or indirectly, any corporation, association or other entity other than the Subsidiaries listed in Schedule 5.01 to this Agreement.

5.02.     Due Authorization. The Borrower has full right, power and authority to execute and deliver this Agreement, and each of the Loan Documents, and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Loan Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

5.03.     No Conflicts. The execution, delivery and performance by the Borrower of each of the Loan Documents and compliance by the Borrower with the terms thereof and the consummation of the transactions contemplated by the Loan Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Borrower pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Borrower is a party or by which the Borrower is bound or to which any property, right or asset of the Borrower is subject, (ii) result in any violation of the provisions of the charter or bylaws or similar organizational documents of the Borrower or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, have a Material Adverse Effect.

5.04.     No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Borrower of each of the Loan Documents and compliance by the Borrower with the terms thereof and the consummation of the transactions contemplated by the Loan Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications as have been or will be obtained or made on or prior to the Closing Date.

5.05.     Binding Effect. This Agreement has been, and each other Loan Document when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Legal Reservations”).

5.06.     Financial Statements. The Audited Financial Statements included in the Borrower’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2020 filed with the SEC and the Borrower’s unaudited financial statements and the related notes thereto included in the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2020 filed with the SEC present fairly in all material respects the financial position of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; and such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby present fairly the information shown thereby.

5.07.     No Material Adverse Change. Except as disclosed in its filings with the SEC under the Exchange Act, since the date of the latest Audited Financial Statements, and other than with respect to events or circumstances of which the Lender has knowledge, (i) there has not been any dividend or distribution of any kind declared, set aside for payment, paid or made by the Borrower on any class of capital stock, or any material adverse change, or any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties, results of operations or prospects of the Borrower and its Subsidiaries taken as a whole; (ii) the Borrower has not entered into any transaction or agreement that is material to the Borrower, or incurred any liability or obligation, direct or contingent, that is material to the Borrower; and (iii) the Borrower has not sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

5.08.     Legal Proceedings. Except as disclosed in its filings with the SEC under the Exchange Act during the current Fiscal Year and other than with respect to events or circumstances of which the Lender has knowledge, there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending to which the Borrower is or may be a party or to which any property of the Borrower is or may be the subject that, individually or in the aggregate, if determined adversely to the Borrower, could reasonably be expected to have a Material Adverse Effect; and no such Actions are, to the knowledge of the Borrower, threatened by any governmental or regulatory authority or threatened by others.

5.09.     No Violation or Default. The Borrower is not (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Borrower is a party or by which the Borrower is bound or to which any property or asset of the Borrower is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, (a) in the case of clause (ii) above, for any such default that has been disclosed in the Borrower’s filings with the SEC under the Exchange Act, and (b) in the case of clauses (ii) and (iii) above, for any defaults under the 2020 Indenture, the 2020 Notes and any other agreements governing the Borrower’s Indebtedness as contemplated by and in compliance with the TSA or for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

5.10.     Title to Real and Personal Property. The Borrower has good and marketable title in fee simple to, or has valid rights to lease or otherwise use, all real and personal property that are material to the businesses of the Borrower, free and clear of all liens, charges, encumbrances, claims and defects and imperfections of title except for, in the case of mortgaged properties, liens expressly permitted to be incurred or exist thereon under the relevant agreements, and, in the case of all other real and personal property, those that (i) do not materially interfere with the use made and proposed to be made of such property by the Borrower and (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.11.     No Labor Disputes. Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no labor disturbance by or dispute with the employees of the Borrower exists or, to the knowledge of the Borrower, is imminent, and (ii)  the Borrower has not received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

5.12.     Certain Environmental Matters. Except as disclosed in its filings with the SEC under the Exchange Act during the current Fiscal Year, the Borrower (i) has not violated any Environmental Laws, (ii) does not own or operate any real property contaminated such that the clean-up or remediation is required by applicable Environmental Laws (iii) is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13.     Insurance. The Borrower has insurance covering its properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as the Borrower believes in its reasonable judgment are adequate to protect the Borrower and its businesses; and the Borrower has (i) not received notice from any insurer or agent of such insurer that capital improvements or other substantial expenditures are required or necessary to be made in order to continue such insurance or (ii) no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

5.14.     Taxes. The Borrower has paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof; and there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Borrower or any of its properties or assets which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.15.     Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of ERISA, for which the Borrower or any member of its “Controlled Group” (defined as any entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or any entity that would be regarded as a single employer with the Borrower under Section 414(b), (c), (m) or (o) of the Code) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no Plan has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iv) no Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA), and no Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA is in “endangered status” or “critical status” (within the meaning of Sections 304 and 305 of ERISA); (v) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (vi) no “reportable event” (within the meaning of Section 4043(c) of ERISA and the regulations promulgated thereunder) has occurred or is reasonably expected to occur; (vii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification; (viii) neither the Borrower nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA); and (ix) none of the following events has occurred or is reasonably likely to occur: (A) a material increase in the aggregate amount of contributions required to be made to all Plans by the Borrower or its Controlled Group affiliates in the current fiscal year of the Borrower and its Controlled Group affiliates compared to the amount of such contributions made in the Borrower’s and its Controlled Group affiliates’ most recently completed fiscal year; or (B) a material increase in the Borrower and its Subsidiaries’ “accumulated post-retirement benefit obligations” (within the meaning of Accounting Standards Codification Topic 715-60) compared to the amount of such obligations in the Borrower and its Subsidiaries’ most recently completed fiscal year, except in each case with respect to the events or conditions set forth in (i) through (ix) hereof, as would not, individually or in the aggregate, have a Material Adverse Effect.

5.16.     Equity Interests. All the outstanding Equity Interests of each Subsidiary of the Borrower as specified on Schedule 5.01 have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Borrower, free and clear of any Lien, except for Liens as described in the Borrower’s filings with the SEC under the Exchange Act during the current Fiscal Year and except for other Liens of which the Lender has knowledge.

5.17.     Investment Company Act; Margin Regulations.

(a)         The Borrower is not, and after giving effect to the Loan Documents and the application of the proceeds thereof, and will not be, an “investment company” or an entity “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(b)         None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loan) will violate or result in a violation of the Securities Act or the Exchange Act (including Regulation T, U or X and each other regulation issued pursuant to the foregoing).

5.18.     Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.19.     Intellectual Property. (i) The Borrower owns, possesses or has the right to use, all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in the conduct of its businesses as now operated; (ii) the Borrower has not received any written notice of infringement of or conflict with asserted rights of others, and its businesses do not infringe, misappropriate or otherwise violate the rights of others, with respect to any Intellectual Property; and (iii) to the knowledge of the Borrower, the Intellectual Property of the Borrower is not being infringed, misappropriated or otherwise violated by any person; in each case except as any such failures to own, possess or have the right to use or any adverse determinations with respect to the Borrower would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20.     Licenses and Permits. The Borrower possesses adequate licenses, sub-licenses, certificates, permits and other authorizations issued by, and has made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of its properties or the conduct of its businesses, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and the Borrower has not received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization or has any reason to believe that any such license, sub-license, certificate, permit or authorization will not be renewed in the ordinary course which would, individually or in the aggregate, have a Material Adverse Effect.

5.21.      Cybersecurity; Data Protection. The Borrower’s information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Borrower as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs and malware, and the Borrower has implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with its businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower is presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

5.22.      No Unlawful Payments. None of the Borrower or any director, officer or, to the knowledge of the Borrower, any agent, affiliate, employee or other person associated with or acting on behalf of the Borrower has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Borrower has instituted, maintained and enforced policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws. The Borrower will not directly or indirectly use the proceeds of the Loan hereunder in violation of applicable anti-bribery and anticorruption laws.

5.23.      Compliance with Anti-Money Laundering Laws. The operations of the Borrower are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Borrower conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

5.24.      No Conflicts with Sanctions Laws. None of the Borrower or any of its directors, officers or employees or, to the knowledge of the Borrower, any agent, affiliate or other person associated with or acting on behalf of the Borrower is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, OFAC or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions” and any person subject thereto, a “Sanctioned Person”), nor is the Borrower located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Borrower will not directly or indirectly use the proceeds of the Loan hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person of Sanctions. For the past five years, the Borrower has not knowingly engaged in, are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

Article VI.
AFFIRMATIVE COVENANTS

So long as the Loan or other Obligations shall remain unpaid or unsatisfied, the Borrower shall:

6.01.      Reports and Financial Statements. Whether or not required by the rules and regulations of the SEC, so long as the Loan is outstanding, the Borrower will furnish to the Lender, within the time periods specified in the SEC’s rules and regulations:

(a)          all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Borrower were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial information only, a report thereon by the Borrower’s certified independent accountants; and

(b)          all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports.

6.02.     Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)         promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books or audit of the Borrower and

(b)         promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date when such documents are sent by electronic mail to the Lender; provided that: (A) publicly filing such information on the SEC’s EDGAR database shall satisfy the foregoing requirement and (B) the Borrower shall deliver paper copies of such documents to the Lender upon its request.

6.03.     Notices. Promptly (or, in the case of clause (d) below, not later than 30 days after a Responsible Officer has knowledge of the matter described in such clause (d)) notify the Lender:

(a)         of the occurrence of any Default;

(b)         in each case, other than stayed pursuant to the Bankruptcy Code, or arising under or in connection with the Chapter 11 Cases, of (i) any material dispute, litigation, investigation, proceeding or suspension between the Borrower and any Governmental Authority with jurisdiction over the Borrower; and (ii) the commencement of, or any material development in, any material litigation or proceeding affecting the Borrower, including pursuant to any applicable Environmental Laws;

(c)         of the occurrence of any ERISA Event;

(d)         of any financial information previously delivered to the Lender that was erroneous, and deliver restated financial information correcting such errors within 60 days following the reasonable request of the Lender (or such later date approved by the Lender (which approval shall not be withheld so long as the Borrower demonstrates to the Lender that the Borrower is using commercially reasonable efforts to deliver such restated financial information as soon as practicable));

(e)         other than arising under or in connection with the Chapter 11 Cases or the events leading up thereto, of any material adverse change in the business, operations, assets, liabilities or financial condition of the Borrower; or

(f)          of any material amendment to the Borrower’s Organization Documents.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04.     Payment of Obligations. Other than excused pursuant to the Bankruptcy Code or under the Chapter 11 Cases, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05.     Preservation of Existence, Etc. (a) Other than excused pursuant to the Bankruptcy Code or in connection with the Chapter 11 Cases, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.03 or 7.05 or (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06.     Compliance with Laws. Other than excused pursuant to the Bankruptcy Code or in connection with the Chapter 11 Cases, comply in all material respects with the requirements of all Laws (including all Environmental Laws and the provisions of ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.07.     Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or its Subsidiaries, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or its Subsidiaries, as the case may be.

6.08.     Inspection Rights. Permit representatives and independent contractors of the Lender, at the Lender’s expense, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.09.     Use of Proceeds. The proceeds of the Loan will be used to pay costs and expenses incurred in connection with the Chapter 11 Cases in a manner consistent with the Cash Flow Forecast.

6.10.     Lender’s Claims Unimpaired and Reinstated. The Borrower agrees that in the Chapter 11 Cases, all claims of the Lender arising out the Loan Documents shall be “unimpaired” and “Reinstated” as defined in Section 1124 of the Bankruptcy Code; and the Borrower agrees to take all actions, or cause such actions to be taken, as the Lender may request for the purposes of implementing or effectuating the foregoing.

6.11.     OFAC; PATRIOT Act Compliance. (a) Refrain from doing business in a Sanctioned Country or with a Sanctioned Person, in each case in violation of Sanctions, and (b) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the PATRIOT Act.

6.12.     Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents.

Article VII.
NEGATIVE COVENANTS

So long as the Loan shall remain unpaid or unsatisfied, the Borrower shall not:

7.01.     Liens. Grant, create, assume, incur, or suffer to exist, be granted, created, assumed, incurred or to extend any Lien upon any of its properties, except (each, a “Permitted Lien”): (a) Liens permitted under or not prohibited by 2020 Indenture, (b) Liens contemplated under and in compliance with the TSA, and (c) any other Liens for which the Lender has provided its written consent.

7.02.     Loans, Investments and Other Obligations. (a) Purchase, or make any commitment to purchase, any stock, bonds, notes, debentures, or other securities or obligations of or beneficial interests in, (b) make, or enter into a commitment to make, any other investment, monetary or otherwise, in, or (c) make, or enter into a commitment to make, any loan, unless (i) such purchases, investments, loans or commitments are contemplated under and in compliance with the TSA or (ii) no Event of Default has occurred or would result therefrom and such purchases, investments, loans or commitments are limited to: (A) bonds, notes, debentures, stock, or other securities or obligations issued by or guaranteed by the United States or any agency or instrumentality thereof; (B) bonds, notes, debentures, stock, commercial paper, subordinated capital certificates, or any other security or obligation issued by institutions whose senior unsecured debt obligations are rated by at least two nationally recognized rating organizations in either of their two highest categories; and (C) any deposit that is fully insured by the United States.

7.03.     Indebtedness. Incur any Indebtedness except: (a) Indebtedness permitted under or not prohibited by the 2020 Indenture, (b) Indebtedness contemplated under and in compliance with the TSA, and (c) any other Indebtedness for which the Lender has provided its written consent.

7.04.     Fundamental Changes. Other than as contemplated under or in compliance with the TSA, merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, unless (a) no Default exists or would result therefrom, (b) the Lender has provided its written consent and (c) the purchaser, successor or survivor assumes the due and punctual payment of the Obligations.

7.05.     Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except for (a) any Disposition permitted by Section 7.03, (b) any Disposition contemplated under and in compliance with the TSA and (c) any Disposition to which the Lender has provided its written consent.

7.06.     Restricted Payments. Directly or indirectly declare or pay any dividend on or make any payments in respect of, distributions in respect of, or retirements of its Equity Interests unless no Default has occurred and is continuing or would result therefrom and (a) such payment is contemplated under and in compliance with the TSA or (b) the Lender has provided its written consent.

7.07.     Use of Proceeds. Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.08.     Change in Fiscal Year. Change the Fiscal Year unless (a) the Borrower delivers at least 30 days’ prior written notice of such change to the Lender and (b) the Lender does not object to such change prior to the effective date thereof specified in such notice.

Article VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01.     Events of Default. Any of the following shall constitute an “Event of Default” (provided that the commencement of the Chapter 11 Cases, the events leading up thereto and other actions permitted to be taken under, and the transactions contemplated by and in compliance with, the TSA shall not constitute an Event of Default (including as a result of a breach of a covenant or inaccuracy of any representation) hereunder so long as the TSA remains in effect):

(a)         Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of the Loan (including any Additional PIK Principal), or (ii) within five Business Days after the same becomes due, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b)         Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a), 6.09, 6.10 or Article VII; or

(c)         Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) knowledge thereof by a Responsible Officer or (ii) notice thereof from the Lender to the Borrower; or

(d)         Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading (i) in any respect, with respect to the representations and warranties qualified by materiality or Material Adverse Effect, or (ii) in any material respect, with respect to all other representations and warranties, when made or deemed made; or

(e)         Cross-Default. (i) The Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after giving effect to any applicable grace period, in respect of any Indebtedness or Guarantee of the Borrower (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition (after giving effect to any applicable grace period) relating to any Indebtedness or Guarantee of the Borrower (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee of more than the Threshold Amount (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that any waiver of such failure by the requisite holders of such Indebtedness or Guarantee shall constitute a cure of the corresponding Event of Default hereunder (but solely to the extent of such waiver and only for so long as such waiver shall remain in effect); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) and, in such event, the Swap Termination Value owed by the Borrower as a result thereof is greater than the Threshold Amount; provided that, in each case, (I) any defaults under the 2020 Indenture, the 2020 Notes and any other agreements governing the Borrower’s Indebtedness as contemplated by and in compliance with the TSA shall not constitute an Event of Default hereunder so long as the TSA remains in effect and (II) this clause (e) shall not apply to any Indebtedness, Swap Contracts or other obligations, the enforcement of which is stayed under the Chapter 11 Cases or otherwise pursuant to the Bankruptcy Code; or

(f)          Judgments. There is entered against the Borrower (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; provided that (I) judgments contemplated by and in compliance with the TSA shall not constitute an Event of Default hereunder so long as the TSA remains in effect and (II) any judgments the enforcement of which is stayed under the Chapter 11 Cases or otherwise pursuant to the Bankruptcy Code shall not constitute an Event of Default hereunder; or

(g)         ERISA. There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability in excess of $50,000,000 the enforcement of which is not stayed pursuant to the Chapter 11 Cases or the Bankruptcy Code; or

(h)         Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person acting on behalf of the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document, other than pursuant to the Legal Reservations, the Chapter 11 Cases or the Bankruptcy Code; or

(i)          Termination of TSA. The termination of the TSA; provided that the commencement of the Chapter 11 Cases, the events leading up thereto and other actions permitted to be taken under, and the transactions contemplated by and in compliance with, the TSA shall not be deemed an Event of Default.

8.02.     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may declare the unpaid principal amount of the outstanding Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

8.03.     Application of Funds. After the exercise of remedies provided for in Section 8.02, any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III) payable to the Lender;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan (including Additional PIK Principal) and other Obligations;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Article IX.
MISCELLANEOUS

9.01.     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02.     Notices; Effectiveness; Electronic Communication.

(a)         Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, address, facsimile number, e-mail address or telephone number specified for the recipient on Schedule 9.02. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause.

(b)         Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)         Change of Address, Etc. Each of the Borrower and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other party hereto.

(d)         Reliance by Lender. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

9.03.     No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04.     Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other applicable Loan Documents (including the reasonable fees, charges and disbursements of counsel for the Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents to be entered into on or about the Closing Date), and (ii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with (A) any amendments, modifications or waivers of the provisions of this Agreement or any other Loan Document (whether or not the transactions contemplated hereby or thereby shall be consummated) or (B) the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with the Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b)         Indemnification by the Borrower. The Borrower shall indemnify the Lender and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, and the administration of this Agreement and any other Loan Document, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)         Payments. All amounts due under this Section 9.04 shall be payable not later than ten (10) Business Days after demand therefor.

(e)         Survival. The agreements in this Section shall survive the repayment, satisfaction or discharge of all Obligations hereunder.

9.05.     Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06.     Successors and Assigns.

(a)         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) with the prior written consent of the Borrower (which consent shall not be required if an Event of Default then exists or if such assignment is to an Affiliate of the Lender), or (ii) by way of pledge or assignment of a security interest subject to the restrictions of clause (b) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (or any other Loan Document) to secure obligations of the Lender; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

9.07.     Right of Setoff. The Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the other Loan Documents to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to an Affiliate of the Lender. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.08.     Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the interest paid or agreed to be paid under this Agreement and any other Loan Document shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.09.     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and the Borrower. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

9.10.     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.11.     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12.     Governing Law; Jurisdiction; Etc.

(a)         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

(b)         SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)         WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.13.     Waiver of Jury Trial. EACH PARTY, HAVING HAD THE BENEFIT OF INDEPENDENT COUNSEL IN CONNECTION WITH THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.14.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the administrative and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower, on the one hand, and the Lender on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, or any other Person and (B) the Lender has no transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and the Lender has no obligation to disclose any of such interests to the Borrower. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.15.     Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.16.     USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

9.17.     Time of the Essence. Time is of the essence of this Agreement.

Executed as of the date first above written.

FERRELLGAS PARTNERS, L.P., as Borrower
By:	/s/ Brian W. Herrmann
Name:	Brian W. Herrmann
Title:	Interim Chief Financial Officer and Interim Treasurer

[Signature Page to Term Loan Credit Agreement]

FERRELLGAS, L.P., as Lender
By:	/s/ Brian W. Herrmann
Name:	Brian W. Herrmann
Title:	Interim Chief Financial Officer and Interim Treasurer

[Signature Page to Term Loan Credit Agreement]

SCHEDULE 5.01

SUBSIDIARIES

1.	Ferrellgas, L.P., a Delaware limited partnership

2.	Ferrellgas Partners Finance Corp, a Delaware corporation

3.	Ferrellgas Receivables, LLC, a Delaware limited liability company

4.	Ferrellgas Finance Corp, a Delaware corporation

5.	FNA Canada, Inc., a Delaware corporation

6.	Blue Rhino Global Sourcing, Inc., a Delaware corporation

7.	Bridger Logistics, LLC, a Louisiana limited liability company

8.	Bridger Transportation, LLC, a Louisiana limited liability company

9.	Bridger Leasing, LLC, a Louisiana limited liability company

10.	Bridger Storage, LLC, a Louisiana limited liability company

11.	Bridger Marine, LLC, a Delaware limited liability company

12.	Bridger Administrative Services II, LLC, a Delaware limited liability company

13.	Bridger Rail Shipping, LLC, a Louisiana limited liability company

14.	South C&C Trucking, LLC, a Texas limited liability company

15.	Bridger Terminals, LLC, a Delaware limited liability company

16.	Bridger Real Property, LLC, a Delaware limited liability company

17.	J.J. Addison Partners, LLC, a Texas limited liability company

18.	J.J. Karnack Partners, LLC, a Texas limited liability company

19.	J.J. Liberty, LLC, a Texas limited liability company

20.	Bridger Lake, LLC, a Delaware limited liability company

Schedule 5.01 to Term Loan Credit Agreement

SCHEDULE 9.02

ADDRESSES FOR NOTICES

BORROWER:

Ferrellgas Partners, L.P.

One Liberty Plaza

Liberty, MO 64068

Attention: Jordan Burns

[Personal contact information intentionally omitted]

LENDER:

Ferrellgas, L.P.

One Liberty Plaza

Liberty, MO 64068

Attention: Jordan Burns

[Personal contact information intentionally omitted]

Schedule 9.02 to Term Loan Credit Agreement